Exhibit 10.5

EQUIPMENT, SERVICES AND USE AGREEMENT

                                THIS EQUIPMENT, SERVICES AND USE AGREEMENT (this “Agreement”), is made as of [__________] ___, 2007, by and between the parties set forth on Exhibit B as landlord (“Landlord”) and tenant (“Tenant”), each having its respective principal office as set on Exhibit B.

RECITALS:

                A.            Whereas the parties desire, by this Agreement, to permit Tenant to use and occupy a certain area (individually and collectively, the “Office Space” as the context requires) at one or more premises (the “Premises”) being substantially the space used by Tenant immediately prior to the date of this Agreement, located in the Premises as more particularly set forth on Exhibit A, which Premises are leased by Landlord pursuant to certain leases (each individually a “Lease” and collectively, the “Leases”).

                B.            WHEREAS Landlord has agreed to make available certain equipment and supplies and provide certain office services currently provided at such Premises (the “Equipment and Services”) to Tenant and Tenant has agreed to pay for its pro rata share of such Equipment and Services;

                C.            WHEREAS Exhibit B sets forth certain terms for the use and occupancy of the Office Space and the types of Equipment and Services being provided by Landlord;

                D.            NOW THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1.             Agreement.  Subject to the terms, covenants and conditions set forth in this Agreement, Landlord hereby agrees to permit Tenant to occupy the Office Space and agrees to provide Equipment and Services to Tenant in accordance with the terms hereof as more particularly set forth on Exhibit B.  In the event of any contradiction or inconsistency between any of the provisions set forth in Sections 1 through 22 of the Agreement and the provisions set forth in Exhibit B, the provisions set forth in Exhibit B shall prevail.

2.             Agreement Term.  The initial term of this Agreement shall commence on June 1, 2007 (the “Commencement Date”) and shall end on December 31, 2007 (“Term End Date”).  If neither Tenant nor Landlord gives notice of its intention to terminate the Agreement on the Term End Date (pursuant to the provisions of Section 9(b)), the term shall automatically extend for an additional one year term, which either party may terminate at any time pursuant to the terms of Section 9(b).

                In the event the term of a Lease covering Office Space at any one Premises shall sooner terminate in accordance with the provisions thereof, the Agreement term for the Office Space, Equipment and Services at such Premises shall automatically terminate on the date of such termination of said Lease.  Landlord shall give Tenant reasonable prior notice of any such termination.

3.             Equipment, Services and Use Fees.

(a)           Usage Fee.  Tenant shall pay to Landlord a fee (the “Usage Fee”) for the Office Space, Equipment and Services, commencing on the Commencement Date and continuing for the duration of the Agreement Term, as set forth on Exhibit B.  To the extent Exhibit B does not specify a Usage Fee for such Office Space, the parties hereto agree to make a good faith determination of the Usage Fee based on the ratable space occupied at such Office Space.  Such Usage Fee shall be payable in advance on the first day of each and every calendar month during the Agreement term, without demand, or any set-off or deduction whatsoever, provided, however, that simultaneously with the execution of this Agreement by Tenant, Tenant shall pay to Landlord the first monthly installment of the Usage Fee.

                                                (b)           Additional Fees.  In addition to the payment of the Usage Fee, Tenant shall pay to Landlord as Additional Fees hereunder (the “Additional Fees”)  its pro rata share all other charges, fees, costs, sums, impositions and expenses (collectively, “Expenses”) which Landlord pays or incurs pursuant to the terms of each Lease (x) for the provision of, or in connection with, any Equipment and Services provided to the Office Space during the Agreement Term and (y) all Expenses Landlord pays pursuant to the terms and provisions of the Lease with respect to the Office Space during the Agreement Term.  The Pro Rata share shall mean, from time to time during the term of this Agreement, the percentage of such cost equal to the fraction (expressed as a percentage) having as its numerator the number of rentable square feet comprising the Office Space and as its denominator the number of rentable square feet then comprising the total rentable square feet of the premises leased by Landlord under the terms of the applicable Lease, taking into account an appropriate adjustment for the use of the common areas.

(c)           Partial Month.  If the Agreement Term commences on a date other than the first day of a month or terminates on a date other than the last day of a month, the Usage Fee and any Additional Fees payable hereunder shall be prorated for such partial month on a per diem basis.

(d)           Payment of Fees.

(i)            All payments of Additional Fees shall be paid by Tenant to Landlord within fifteen (15) business days after Landlord’s written request therefor (including a statement prepared by Landlord indicating Tenant’s pro rata portion thereof to the extent applicable).

(ii)           All payments of the Usage Fee and Additional Fees, and any and all other sums due to be paid to Landlord hereunder, shall be paid to

Landlord at its office, or such other place, or to such agent, as Landlord shall designate by notice to Tenant, in lawful money of the country in which the Office Space is located.

(e)           Tenant Taxes.  Tenant shall pay all occupancy taxes, commercial rent taxes and all sales taxes due in connection with the use of personal property leased hereunder, and all other taxes, if any, imposed on this Agreement or the fees payable hereunder (other than income taxes based upon Landlord’s receipt thereof) to Landlord, as Additional Fees within fifteen (15) business days after it receives the invoice.

(f)            Late Charges.  If Tenant shall fail to make any payment within sixty (60) business days of the date invoiced in accordance with the terms set forth in Exhibit B, Tenant shall pay to Landlord, in addition to such Usage Fee or Additional Fees, as the case may be, as a late charge and as Additional Fees, a sum equal to interest at the rate of 10% on the amount unpaid, computed from the date such payment was due to and including the date of payment.

(g)           Tenant agrees that it shall neither do nor permit anything to be done with respect to the Office Space which would constitute a default or a breach of any of the terms or conditions under the Lease.  Except as provided herein, Tenant shall indemnify and hold Landlord harmless from and against all costs, claims, damages or expenses of any kind whatsoever (including but not limited to reasonable attorneys’ fees and related legal expenses) resulting from any breach or default by Tenant of Tenant’s obligations hereunder or otherwise resulting from Tenant’s use, occupancy or operation of the Office Space or occasioned wholly or in part by any negligent or intentional act or omission of Tenant, and Tenant’s agents, contractors or employees.

4.             Modification to Certain Terms. Landlord and Tenant may only modify the terms of Exhibit B by written agreement of both parties. Any such modifications remain subject to the terms of the Lease.

5.             Taxes.  Tenant shall pay all taxes levied and assessed against property belonging to Tenant and located upon the Office Space and the conduct of Tenant’s business therein.

6.             Tenant’s Insurance.

(a)           Insurance Coverages.  Tenant shall obtain, at Tenant’s sole cost and expense, and maintain during the Agreement Term with respect to the Office Space the insurance coverages required by Landlord in accordance with the requirements under each Lease, as may be specified from time to time by Landlord to Tenant, provided, at all times Tenant shall maintain a minimum General Liability insurance policy of $5,000,000 per occurrence and an All Risk Property insurance policy for the full replacement value of such Office Space and its equipment.  Upon request by Landlord, Tenant shall provide certificates evidencing such insurance coverage and fully paid receipts.  Landlord and the landlord under the Lease (the “Superior Landlord”) shall be included as additional insureds on all liability insurance policies Tenant is required to maintain hereunder.  Tenant shall be responsible for any loss in which coverage is denied due to Tenant’s acts or omissions.  The policies shall provide that the insurance carrier will endeavor to provide thirty (30) days’ prior written notice to Landlord by certified mail, return receipt requested if the coverage shall be reduced, cancelled, materially amended or allowed to lapse with respect to Landlord, the Superior Landlord or any mortgagee.  Such notice shall contain the policy number and the names of the insured and additional insureds.  Tenant hereby waives all rights of subrogation to the Landlord and to the Superior Landlord.

7.             Termination of Lease.  In the event the Lease is terminated for any reason, the Agreement shall terminate automatically with respect to the applicable Office Space and neither Landlord nor Tenant shall have any further obligations or liability to the other company except that Tenant shall be obligated to pay all accrued Usage Fees, Additional Rent and any other monies and fees due hereunder.

8.             Assignment and Subletting.  Tenant shall not assign this Agreement in whole or in part, nor sublet or permit any other person or entity to occupy any part or all of any Office Space without the prior written consent of Landlord, provided, however, that no such assignment or sublease shall be permitted in violation of the terms of the Lease . Tenant acknowledges and agrees that its rights under this Agreement are personal to Tenant and cannot be transferred.

9.             Surrender of Office Space; Early Termination; Holdover.

(a)           Surrender.  Tenant covenants that Tenant shall vacate and surrender possession of the Office Space to Landlord at the expiration of the Agreement Term, or at any earlier termination thereof.  Upon expiration or earlier termination of this Agreement, Tenant shall remove all of Tenant’s movable equipment and personal property from such Office Space and repair all damage caused thereby and any of Tenant’s movable equipment and personal property remaining in such Office Space after the expiration or earlier termination of this Agreement with respect to such Office Space shall be removed, at Landlord’s option, by Landlord at Tenant’s cost and expense.

(b)           Termination Rights.  Each party shall have the right to terminate the Agreement effective on or after December 31, 2007 on ninety (90) days prior written notice to the other party.  Tenant shall be responsible for all payments of the Usage Fee and Additional Fees and any and all other payments with respect to such Office Space pursuant to this Agreement due and payable by Tenant prior to the end of the Agreement term.

(c)           Holdover.  In the event that Tenant shall fail to vacate the Office Space upon the expiration or other termination of such Office Space as required above, Tenant shall promptly pay to Landlord, upon written demand therefor, an amount equal to the greater of (i) a monthly fee of 150% of the Usage Fee and 100% of the Additional Fees payable during the last month of the Term and (ii) any amount owing to the Superior Landlord as a direct or indirect result of such holding over (the “Holdover

Amount”), for the period that Tenant remains in the Office Space following the expiration or other termination of the Agreement.  In view of the difficulty of accurately ascertaining the loss or damage Landlord shall suffer by reason of Tenant’s failure to so vacate and surrender possession of such Office Space upon the expiration or other termination of the Agreement, the Holdover Amount shall be deemed to be Landlord’s liquidated damages suffered thereby and shall not be deemed to be a penalty.  In no event shall the payment of the Holdover Amount by Tenant be deemed or construed to extend the term of the Agreement.  Tenant shall defend, indemnify and hold harmless the Landlord from and against any and all cost, damage, liability and expense (including reasonable attorney’s fees and disbursements and consequential damages) that may be incurred by the Landlord as a result of Tenant’s failure to timely vacate the Office Space upon the expiration or other termination of this Agreement.  The provisions of this Section 9 shall survive the expiration or other termination of this Agreement.

10.           Default; Remedies.

(a)           Event of Default.  The occurrence of any one of the following events shall constitute an “Event of Default” hereunder:

(i)            if Tenant shall default in the payment when due of any installment of the Usage Fee or Additional Fees or any other sum of money due hereunder and any such default shall continue for a period of thirty (30) days after receipt of notice by Landlord to Tenant that such Usage Fee or Additional Fees or other sum of money is due; or

(ii)           if Tenant shall default in the observance or performance of any other term, covenant or condition of this Agreement on Tenant’s part to be observed or performed (other than the payment of the Usage Fee or Additional Fees) and Tenant shall fail to remedy such default as soon as practicable and in any event by no later than the earlier to occur of (x) a date which is within thirty (30) days after receipt of notice by Landlord to Tenant of such default, or if such default is of such a nature that it cannot be completely remedied within said period of thirty (30) days and Tenant shall not commence within said period of thirty (30) days, or shall not thereafter diligently prosecute to completion, all steps necessary to remedy such default, and (y) provided Landlord has given Tenant a copy of such notice of default from Superior Landlord, the date which is ten (10) days prior the date upon which Superior Landlord can declare an Event of Default under the Lease as a result of the occurrence giving rise to the applicable default hereunder; or

(iii)          if any event shall occur or any contingency shall arise whereby Tenant’s interest in this Agreement would, by operation of law or otherwise, desolve upon or pass to any person, except as expressly permitted under Section 9 hereof; or

(iv)          if Tenant shall commence or institute any case, proceeding or other action (i) seeking relief on its behalf as debtor, or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or

(v)  if Tenant shall make a general assignment for the benefit of creditors; or

(vi)  if any case, proceeding or other action shall be commenced or instituted against Tenant (A) seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, which either (i) results in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having a similar effect or (ii) remains undismissed for a period of ninety (90) days; or

(vii)  if any case, proceeding or other action shall be commenced or instituted against Tenant seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property which results in the entry of an order for any such relief affecting the Office Space which shall not have been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; or

(viii)        if a trustee, receiver or other custodian is appointed for any substantial part of the assets of Tenant which appointment is not vacated or effectively stayed within seven (7) business days; or

(ix)           any default under the Lease, including a change in control of the Tenant in violation of the terms of the Lease.

(b)           Remedies.  If an Event of Default shall occur and Landlord, at any time thereafter, at its option, gives written notice (such notice being a “Termination Notice”) to Tenant stating that this Agreement, shall expire and terminate on the date specified in such notice (such date being a “Termination Date”), which date shall not be less than thirty (30) days after the giving of such notice, provided however, that with respect to clause (a)(ix) above, the Termination Date shall be at Landlord’s election, then this Agreement shall expire and terminate on such Termination Date and Tenant immediately shall quit and surrender the Office Space.

(c)           Attorneys’ Fees.  In the event of any dispute hereunder, the prevailing party in any litigation shall be entitled to recover from the nonprevailing party the reasonable attorneys’ fees and related legal expenses incurred by the prevailing party to enforce the provisions of this Agreement.

(d)           Waiver of Trial by Jury.  Insofar as permitted by law, Landlord and Tenant hereby expressly waive the right to trial by jury in any action or proceeding or counterclaim between the parties hereto, or their successors or permitted assigns, arising out of or in any way connected with this Agreement or any of its provisions, the use or occupancy of the Office Space, and/or claim of injury or damage.

(e)           Landlord’s Event of Default.              In the event Landlord receives notice of a default under the Lease, it shall promptly send notice to Tenant.

(f)           Parent Company.  The parties to this Agreement acknowledge that each has a parent company (“Parent”) as more fully set forth on Exhibit B.  The parties will endeavor to have each respective Parent sign this Agreement and the Parent shall acknowledge its consent to all the terms herewith.  By signing this Agreement, the Parent agrees to be bound to all the terms of this Agreement, including but not limited to, the payment and performance obligations of its subsidiary, and the Parent shall be bound as if it is a party to this Agreement.  This clause shall survive any bankruptcy or similar proceeding which would otherwise excuse the Landlord or Tenant, as the case may be, under this Agreement.

11.           Damage or Destruction.  In the event of damage or destruction of any Office Space, with respect to such Office Space, this Agreement shall terminate if the Lease is terminated as a result thereof, and the Usage Fee payable hereunder shall abate to the extent that the rent due from Landlord to Superior Landlord with respect to the Office Space abates as a result thereof.

12.           Eminent Domain.  If all or any material part of any Office Space shall be acquired or condemned for any public or quasi-public use or purpose for a period in excess of ninety (90) days, with respect to such Office Space, this Agreement shall end as of the date of the vesting of title with the same effect as if said date were the Expiration Date.  In the event of any such acquisition or condemnation of all or any part of the Office Space, Landlord, and Tenant shall each be entitled to make any claims against the condemning authority permitted to be made under the Lease for their respective interest in such Office Space.

13.           Quiet Enjoyment.  Provided no Event of Default exists hereunder, Landlord covenants and agrees that Tenant shall have peaceful and quiet enjoyment of the Office Space and the non-exclusive use of the common areas during the Agreement Term, subject to the terms and conditions of this Agreement.

14.           Subordinate to Lease.  This Agreement is subject and subordinate to the Lease and to all matters and interests to which the Lease is or shall be subordinate.

All of the rights granted to Tenant hereunder are limited to the extent that Landlord has such rights pursuant to the Lease.  This clause shall be self-operative and no further instrument of subordination shall be required to make the interest of any Superior Landlord, the interest of the tenant under the Lease or any mortgagee superior to the interest of Tenant hereunder, however, Tenant shall, at its own cost and expense, execute and deliver promptly any certificate that Landlord, Superior Landlord or any mortgagee may reasonably request in confirmation of such subordination.

15.           Consents and Approvals.

(a)           Generally.  In all provisions of the Lease requiring the approval or consent of the Superior Landlord, Tenant shall be required to obtain the approval or consent of both Superior Landlord and Landlord and Landlord’s approval or consent, if given, shall be conditioned on like approval or consent of Superior Landlord.  Whenever Landlord has agreed that a required approval or consent shall not be unreasonably withheld or delayed (whether in this Agreement or pursuant to any provision of the Lease incorporated herein) it shall be deemed reasonable, without limitation, for Landlord to condition its approval or consent upon Superior Landlord’s approval.  Tenant shall not deliver any notice to Superior Landlord without having first delivered such notice to Landlord and received Landlord’s written consent to so deliver said notice.  Except to the extent a time period is otherwise set forth in this Agreement, (i) the time periods provided in the Lease for the giving of notices by Landlord (as tenant under the Lease) to Superior Landlord are hereby decreased by three (3) days for the purpose of incorporating such time periods into this Agreement with respect to the giving of notices by Tenant to Landlord, and (ii) the time periods provided in the Lease for the giving of notices by Superior Landlord to Landlord (as tenant under the Lease) are hereby increased by three (3) days for the purpose of incorporating such time periods into this Agreement with respect to the giving of notices by Landlord to Tenant.   Except to the extent a time period is otherwise set forth in this Agreement, if the time period enumerated in the Lease is three (3) days or less, the time for observance or performance hereunder shall be reduced by one (1) day.

(b)           Required Consents.  Notwithstanding anything contained in this Agreement to the contrary, if the consent, authorization or approval of either party hereto is required for the other party to take any action under this Agreement (a “Required Consent”), such approval, consent or authorization shall not be unreasonably withheld, conditioned or delayed, provided however, the Tenant shall have no right to request consent, authorization or approval directly from the Superior Landlord.  Landlord shall make all such requests to the Superior Landlord on behalf of Tenant.  Additionally, if any matter is required to be determined by a party in exercising its discretion, judgment or opinion, then the same will be exercised reasonably and in good-faith by the party required to make such determination.  If a party delivers a notice for the other party’s Required Consent, and the other party fails to respond within the time period specifically provided by the terms of this Agreement or, if no specific time period is so provided, within ten (10) business days thereafter, and if the requesting party then gives a second written request for the other party’s Required Consent and the other party fails to respond within three (3) business days thereafter, the other party’s Required Consent shall be deemed to be given.

16.           Indemnification.  Tenant, in assuming the indemnification obligation of Landlord under each Lease as it relates to the Office Space during the Agreement term, acknowledges and agrees that (i) Tenant’s indemnification obligation runs in favor of both Landlord and Superior Landlord, and (ii) Tenant’s indemnification obligation extends to any and all reasonable attorney fees incurred by Landlord and/or Superior Landlord.

17.           Miscellaneous Provisions.

(a)           Headings.  Headings used herein are for convenience only and shall not be construed to limit or extend the meaning of any provision of this Agreement.

(b)           Severability.  The provisions of this Agreement are severable with respect to each Office Space independently, and, if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provisions or part thereof in such jurisdiction and only such Office Space and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision of this Agreement in any jurisdiction or any other Office Space.

(c)           Savings Clause.  This Agreement is not intended to be a lease nor shall it be deemed to be a lease.  To the extent any terms or provisions of this Agreement violate any Lease, then such invalidity or unenforceability shall affect only such clause or provisions or part thereof and such term or provision shall be null and void and of no force and effect, except that the parties agree that, to the extent Equipment and Services were provided to Tenant, Tenant agrees to fully and promptly compensate Landlord for said Equipment and Services.

(d)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, provided, with respect to any specific Premises, the governing law shall be the laws of the jurisdiction of such Premises, in each case without regard to conflicts of laws principles.

(e)           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and which together shall constitute one and the same instrument.

(f)            Successors and Assigns.  Subject to Section 8 herein, the provisions of this Agreement shall extend to and shall bind and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

(g)           No Waiver.  One or more waivers of any covenant or condition by either party hereto shall not be construed as a waiver of a further breach of the same or other covenant or condition, and any consent or approval shall not be deemed to waive or render unnecessary the requirement for such consent or approval to any subsequent similar action.

                                                (h)           Notices.  Any notice required or permitted under this Agreement shall be in writing and shall be deemed to have been received (i) if given by overnight delivery service or by personal delivery, when actually received, or (ii) if given by certified mail, return receipt requested, postage prepared, three (3) business days after posting with the United States Postal Service, to the other party as set forth in Exhibit B with a copy to:

Travelport Inc.
400 Interpace Parkway
Building A
Parsippany, NJ 07054
Attn:  General Counsel

And to:

Orbitz Worldwide, Inc.
500 W. Madison Street
Suite 1000
Chicago, IL  60661
Attn:  General Counsel

And to:

Donvand Limited
d/b/a Gullivers Travel Associates
Gullivers House
27 Goswell Road
London EC1M, 7GT
England
Attn: Legal Department

                Any party shall have the right to designate any other address for such notice by providing written notice thereof to the other parties in accordance with the provisions of this Section.

(h)           Survival.  Notwithstanding any provision to the contrary contained in this Agreement, the indemnification obligations of the parties hereunder shall survive the expiration of the Agreement Term or any earlier termination of this Agreement.

18.           Liability.  Landlord and Tenant shall be jointly and severally liable under the terms and conditions of the Lease with respect to the Office Space.

19.           Signage.  Landlord shall have the right to install and maintain reasonable signage to identify the Office Space.

20.           Parking.  Tenant shall be allocated parking spaces as set forth in Exhibit B, if any.

21.           Consequential Damages.  In no event shall either party be liable for consequential damages hereunder.

22.           Sydney, Australia Underlease.  The parties hereby agree to use good faith efforts to enter into a separate written agreement with respect to the Office Space located in Sydney Australia and more particularly described on Exhibit A (the “Sydney Office Space”), in which one floor of the Leased premises will be underlet to Tenant and one floor will be retained by Landlord.  Upon the effective date of such agreement, this Agreement, with respect to the Sydney Office Space, will be terminated and of no more force and effect.

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                                IN WITNESS WHEREOF, Landlord and Tenant have caused this Agreement to be executed on their behalf by their duly authorized representatives as of the day and year first above written.

Landlord:

[____________]

By:
Name:
Title:

Tenant:

[____________]

By:
Name:
Title:

[Parent Company Acknowledgement on Following Page]

Parent Company Signature Page:

The undersigned company agrees to be bound to the terms of this Agreement as per Section 10(f).

Travelport Inc.

By:
Name:
Title:

Orbitz Worldwide, Inc.

By:
Name:
Title:

Donvand Limited

By:
Name:
Title:

EXHIBIT A

Lease List

EXHIBIT B

Office Space Terms